 Exhibit 10.1

SETTLEMENT AGREEMENT

This Settlement Agreement (the “Agreement”) is made and entered into by and among Alto Opportunity Master Fund, SPC – Segregated Master Portfolio B (“Alto B”), GT Biopharma Inc. (“GT Biopharma”), Anthony Cataldo (“Cataldo”) and Paul Kessler (“Kessler”). Alto B, GT Biopharma, Cataldo and Kessler are each referred to as a “Party” and, collectively, as “Parties.”

WHEREAS, on January 22, 2018, Alto B and GT Biopharma executed a Securities Purchase Agreement (the “SPA”) pursuant to which Alto B purchased from GT Biopharma a senior convertible note in an original principal amount of $2,200,002.20 (the “Original Note”) and warrants (the “Original Warrants” and, together with the Original Note, the “Original Securities”) to purchase shares of GT Biopharma’s common stock, par value $0.001 per share (the “Common Stock”);

WHEREAS, Anthony Cataldo was during certain relevant times Chairman of GT Biopharma’s Board of Directors, and Paul Kessler was and is a shareholder of GT Biopharma;

WHEREAS, a dispute arose between GT Biopharma and Alto B regarding GT Biopharma’s obligations under the terms of the SPA and the Original Securities issued thereunder;

WHEREAS, on August 1, 2018, GT Biopharma commenced an action against Alto B and Empery Asset Master Ltd. and certain of its related funds (collectively, the “Empery Funds”) captioned GT Biopharma Inc., v. Empery Asset Master LTD., et al., Case No. 1:18-cv-06970 (GDB) (S.D.N.Y.) (the “SDNY Action”), alleging, inter alia, that Alto B had improperly sold short GT Biopharma securities;

WHEREAS, on August 27, 2018, Cataldo commenced an action against Alto B and the Empery Funds captioned Anthony Cataldo v. Empery Asset Master LTD., et al., Case No. SC129731 (Sup. Ct. Cal.) (the “California Action”), alleging, inter alia, that Alto B had tortuously interfered with Cataldo’s employment agreement by suggesting to GT Biopharma’s placement agent that GT Biopharma should “bolster” its management, and by engaging in the short selling alleged in the SDNY Action;

WHEREAS, Alto B provided GT Biopharma with trading records and third-party affidavits, showing that Alto B had not engaged in any of the trading alleged in either of the SDNY Action or California Action;

WHEREAS, on October 3, 2018, GT Biopharma voluntarily dismissed the SDNY Action against Alto B and the Empery Funds without prejudice;

WHEREAS, on December 24, 2018, the Empery Funds commenced an action against GT Biopharma captioned Empery Asset Master LTD., et al., v. GT Biopharma, Inc., Index No. 656408/2018 (Sup. Ct. N.Y. Cnty.) (as amended, the “New York Action”), alleging, inter alia, that GT Biopharma was in breach of certain of its obligations under the SPA (the New York Action, together with the SDNY Action and the California Action, are referred to herein as the “Litigations”);

WHEREAS, the New York Action was amended by the Empery Funds to assert claims against Kessler for tortious interference with the SPA and defamation;

WHEREAS, on February 8, 2019, Cataldo dismissed the California Action with prejudice against Alto B and the Empery Funds;

WHEREAS, on June 24, 2020, Alto B delivered a demand letter to GT Biopharma asserting identical or nearly identical claims to those asserted in the New York Action (the “Demand Letter”);

WHEREAS, the Parties desire to fully settle and resolve all remaining issues, disputes, claims and causes of action that were raised, or that could have been raised, relating in every and any way to the Litigations or the Demand Letter and their relationship to each other, to avoid further expense and inconvenience of litigation, without any admission of liability or wrongdoing on the part of GT Biopharma, Cataldo or Kessler;

WHEREAS, GT Biopharma, Cataldo, and Kessler deny each and every one of Alto B's allegations of wrongful conduct, and deny that any conduct challenged by Alto B caused any damage whatsoever, and have asserted a number of defenses to Alto B’s claims;

WHEREAS, the Parties agree that this Agreement shall not be deemed or construed to be an admission or evidence of any violation of any statute or law or of any liability or wrongdoing by GT Biopharma, Cataldo or Kessler, or of the truth of any claim or allegation or a waiver of any defenses thereto;

AND WHEREAS, the Parties, each acting on his, her or its own behalf, have approved of the settlement terms described below.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, including in return for the promises and covenants undertaken by the Parties herein and the releases given herein, the Parties agree as follows:

1. Settlement Exchange:

a. Settlement Payment: Within ten (10) Business Days of the date on which this Agreement is fully executed, GT Biopharma shall pay to Alto B a cash payment in the amount of $180,000 (the “Settlement Payment”) solely in exchange for the releases and other covenants set forth in Section 2 of this Agreement. The Settlement Payment will be made to Alto B via wire transfer of immediately available funds in accordance with the wire transfer information to be provided by Alto B.

b. Settlement Shares and Settlement Note: Within five (5) Business Days of the date on which this Agreement is fully executed, GT Biopharma shall (i) credit 960,000 shares of Common Stock to the balance account of Alto B with The Depository Trust Company through its Deposit / Withdrawal at Custodian system in accordance with the DWAC Instructions set forth in Schedule 1 attached hereto and (ii) issue and deliver to Alto B a senior convertible note in the amount of $500,000, in the form attached hereto as Exhibit A (the “Settlement Note” and, together with the Settlement Shares, the “Settlement Securities”), to the address set forth on Schedule 1 attached hereto, in each case, solely in exchange for the Original Securities held by Alto B. The date on which the Settlement Securities are delivered to Alto B is hereinafter referred to as the “Exchange Date.” As used herein, “Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required to remain closed.

c. Original Note and Original Warrants: Effective upon receipt of, and solely in exchange for, the Settlement Securities, the Original Securities held by Alto B, and the SPA, will be deemed cancelled and extinguished and all rights of Alto B and obligations of GT Biopharma and others thereunder will terminate. Promptly following the Exchange Date, but in any event within ten (10) Business Days thereafter unless delayed due to force majeure—including pandemic related restrictions or disruptions—Alto B shall return the Original Securities to GT Biopharma for cancellation. The Parties acknowledge and agree that the exchange of the Original Securities for the Settlement Securities is being made in reliance upon the exemption from registration provided by Section 3(a)(9) of the Securities Act of 1933, as amended (the “1933 Act”).

2. Releases and Covenant Not to Sue:

a. Alto B Releases: Alto B on its own behalf, and for and on behalf of its parent companies, subsidiaries, and direct or indirect affiliates, and any and all of their respective present, former, and future general partners, limited partners, officers, directors, shareholders, managers, members, trustees, employees, consultants, attorneys, and other agents in their respective capacities as such, and the heirs, executors, administrators, successors, and assigns of each of them (collectively, the “Alto B Releasors”), hereby completely and irrevocably releases and forever and finally discharges any and all Claims (as defined below), rights, demands, obligations, causes of action, counterclaims, defenses, rights of setoff, rights of rescission, liens, disputes, damages, liabilities, debts, costs, expenses (including attorneys’ fees), payments, capital contributions, fees, bonds, covenants, contracts, agreements, judgments, charges, or losses of any kind or character whatsoever, in law or equity, whether presently known or unknown, asserted or unasserted, fixed or contingent, in contract, tort, or otherwise, that any of the Alto B Releasors had, presently may have or may have in the future against GT Biopharma, Cataldo, or Kessler, as well as, to the extent applicable, each of their respective parent companies, subsidiaries, direct and indirect affiliates, and any and all of their respective present, former and future officers, directors, shareholders, managers, members, partners, employees, consultants, attorneys, and other agents in their respective capacities as such (collectively, the “GT Biopharma and Individual Released Parties”), arising out of or by reason of any cause, matter, or thing relating or ancillary to the Litigations or the Demand Letter. The release shall apply to Claims whether arising under any statute, rule or regulation, or under the law of any country, state, province, territory, or any other jurisdiction, or under principles of contract law, common law, or equity; provided that, and consistent with Section 3(f) of this Agreement, nothing herein shall release Claims arising out of this Agreement or any Settlement Documents (as defined below).

b. GT Biopharma’s Releases. GT Biopharma on its own behalf, and for and on behalf of its parent companies, subsidiaries, and direct or indirect affiliates, and any and all of their respective present, former, and future general partners, limited partners, officers, directors, shareholders, managers, members, trustees, employees, consultants, attorneys, and other agents in their respective capacities as such, and the heirs, executors, administrators, successors, and assigns of each of them (collectively, the “GT Biopharma Releasors”), hereby completely and irrevocably releases and forever and finally discharges any and all Claims, rights, demands, obligations, causes of action, counterclaims, defenses, rights of setoff, rights of rescission, liens, disputes, damages, liabilities, debts, costs, expenses (including attorneys’ fees), payments, capital contributions, fees, bonds, covenants, contracts, agreements, judgments, charges, or losses of any kind or character whatsoever, in law or equity, whether presently known or unknown, asserted or unasserted, fixed or contingent, in contract, tort, or otherwise, that any of the GT Biopharma Releasors had, presently may have or may have in the future against Alto B, as well as each of Alto B’s investment managers, subsidiaries, and direct or indirect affiliates, and any and all of their respective direct or indirect present, former and future officers, directors, shareholders, managers, members, partners, employees, consultants, attorneys, and other agents in their respective capacities as such (collectively, the “Alto B Released Parties”), arising out of or by reason of any cause, matter, or thing relating or ancillary to the Litigations or the Demand Letter (including Alto B's status as holder of the Original Securities and the status of Alto B as a holder of the Settlement Securities). The releases shall apply to Claims whether arising under any statute, rule or regulation, or under the law of any country, state, province, territory, or any other jurisdiction, or under principles of contract law, common law, or equity; provided that, consistent with Section 3(f) of this Agreement, nothing in this release shall release Claims arising out of this Agreement or any Settlement Documents. For the avoidance of doubt, the release in this Section 3(b) shall have the same effect as a dismissal with prejudice.

c. Cataldo and Kessler Releases. Cataldo and Kessler on their own behalf and for and on behalf of each of their respective present, former, and future general partners, limited partners, employees, consultants, attorneys, and other agents in their respective capacities as such, and the heirs, executors, administrators, successors, and assigns of each of them (collectively, the “Individual Releasors”), hereby completely and irrevocably release and forever and finally discharge any and all Claims, rights, demands, obligations, causes of action, counterclaims, defenses, rights of setoff, rights of rescission, liens, disputes, damages, liabilities, debts, costs, expenses (including attorneys’ fees), payments, capital contributions, fees, bonds, covenants, contracts, agreements, judgments, charges, or losses of any kind or character whatsoever, in law or equity, whether presently known or unknown, asserted or unasserted, fixed or contingent, in contract, tort, or otherwise, that any of the Individual Releasors had, presently may have or may have in the future against Alto B Released Parties, arising out of or by reason of any cause, matter, or thing relating or ancillary to the Litigations or the Demand Letter (including Alto B's status as a holder of the Original Securities the status of Alto B as a holder of the Settlement Securities). The releases shall apply to Claims whether arising under any statute, rule or regulation, or under the law of any country, state, province, territory, or any other jurisdiction, or under principles of contract law, common law, or equity; provided that nothing in this release shall release Claims arising out of this Agreement or any Settlement Document.

d. Covenant Not to Sue; Defense: Except as necessary to enforce this Agreement and the Settlement Documents, each Party on its own behalf and on behalf of any other Person purporting to act by, through or on behalf of such Party, hereby covenants, represents, and warrants that it will forever refrain from suing to enforce or to recover, directly or indirectly, under any Claims released by this Agreement, to the extent such releases become effective. This Agreement may be pleaded as a full and complete defense to, and may be used as the basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the undertakings contained here. As used herein, “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity and any government or any department or agency thereof.

e. Unknown Claims: The Parties each acknowledge that he, she or it may discover facts in addition to or different from those that he, she or it now knows or believes to be true with respect to the matters released herein, but that it is the express intention of the Parties, except as necessary to enforce this Agreement and the Settlement Documents, to fully, finally and forever settle and release any and all claims released hereby, known or unknown, suspected or unsuspected, which now exists or heretofore existed, and without regard to the subsequent discovery or existence of such additional or different facts with respect to the matters released hereby. Except that Alto B and its affiliated entities do not release or discharge any future Claims, arising out of future events, that they may have against GT Biopharma, Cataldo, and Kessler unrelated to the Litigations or the Demand Letter. And except that Bristol Investment Fund, Ltd., and its affiliated entities, do not release or discharge any Claims they may have, now or in the future, as to GT Biopharma and unrelated to the Litigations or the Demand Letter. In furtherance of this intention, the Parties each acknowledge that they have been advised of and expressly waive any and all provisions, rights and benefits of California Civil Code Section 1542, which provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

The Parties shall also be deemed expressly to have waived any and all provisions, rights and benefits conferred by any law of any state or territory of the United States, or principle of common law, which is similar, comparable, or equivalent to California Civil Code Section 1542 or that would otherwise limit the releases and waivers contained in this Agreement.

The Parties each acknowledge that the foregoing waiver was separately bargained for and an integral aspect of the settlement of which this release is a part.

f. Enforcement of This Agreement: For the avoidance of doubt, notwithstanding the foregoing or any other provisions of this Agreement, the releases and covenants not to sue in this Section 2 shall not apply to any disputes or claims that may arise in the future relating to the enforcement of the terms of this Agreement or the Settlement Documents issued pursuant thereto.

3. Acknowledgment of Alto B's Alleged Trading: GT Biopharma, Cataldo and Kessler each hereby acknowledge that Alto B did not engage in short selling alleged in the SDNY Action or the California Action.

4. No Admission: It is understood and agreed that this Agreement is a compromise and settlement of the Claims released herein, and it shall not be construed as an admission, concession, or indication of the validity of any Claim, defense, liability, obligation, or wrongdoing. For the avoidance of doubt, the Acknowledgment of Alto B's Alleged Trading in Section 3 of this Agreement does not modify in any way the releases and covenants not to sue in Section 2 of this Agreement, and, accordingly, the acknowledgment in Section 3 of this Agreement shall not serve as the basis for any future Claim. Nor will the Parties argue in or before any court, administrative agency, tribunal, or make any public statement whatsoever, that this Agreement or the acknowledgment in Section 3 of this Agreement is or may be construed as an admission by GT Biopharma, Cataldo, or Kessler of any wrongdoing or liability.

5. Representations and Covenants of GT Biopharma

a. Authorization; Enforcement; Validity. GT Biopharma has the requisite corporate power and authority to enter into and perform its obligations under this Agreement, the Settlement Note and each of the other agreements, instruments, certificates or documents entered into by the parties hereto in connection with the transactions contemplated by this Agreement (collectively, the “Settlement Documents”) and to issue the Settlement Securities in exchange for the Original Securities, all in accordance with the terms hereof and thereof. The execution and delivery of this Agreement and the other Settlement Documents by GT Biopharma and the consummation by GT Biopharma of the transactions contemplated hereby and thereby, including, without limitation, the issuance of the Settlement Securities, have been duly authorized by GT Biopharma’s Board of Directors, and no further filing, consent, or authorization is required by GT Biopharma, its Board of Directors or its stockholders. This Agreement and the other Settlement Documents are duly executed and delivered (or will be delivered) by GT Biopharma, and constitute (or will constitute) the legal, valid and binding obligations of GT Biopharma, enforceable against GT Biopharma in accordance with their respective terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies.

b. Issuance of Securities. In each case subject to the terms of the Settlement Documents, the issuance of the Settlement Securities are duly authorized and, upon issuance in accordance with the terms hereof, shall be validly issued, fully paid and free from all preemptive or similar rights, taxes, liens and charges and other encumbrances with respect to the issue thereof and the Settlement Conversion Shares (when issued) shall be validly issued, fully paid and non-assessable and free from all preemptive or similar rights, taxes, liens, charges and other encumbrances with respect to the issue thereof, with the holder of the Settlement Shares and the Settlement Conversion Shares (when issued) being entitled to all rights accorded to a holder of Common Stock. In connection with the issuance of the Settlement Securities, Alto B represents that it has continuously held the Original Securities Since January 22, 2018 for purposes of Rule 144 under the 1933 Act. As of the Exchange Date, a number of shares of Common Stock shall have been duly authorized and reserved for issuance which equals or exceeds (the “Required Reserved Amount”) the sum of 150% of the maximum number of shares of Common Stock issuable pursuant to the terms of the Settlement Note (the “Settlement Conversion Shares”) based on the initial Conversion Price (as defined in the Settlement Note) (without taking into account any limitations on the issuance thereof pursuant to the terms of the Settlement Note). As of the date hereof, there are 672,834,264 shares of Common Stock authorized and unissued. So long as Alto B holds the Settlement Note, GT Biopharma shall use all necessary actions and efforts to at all times have authorized, and reserved for the purpose of issuance, no less than the Required Reserve Amount. If at any time the number of shares of Common Stock authorized and reserved for issuance is not sufficient to meet the Required Reserved Amount, GT Biopharma will promptly take all corporate action necessary to authorize and reserve a sufficient number of shares, including, without limitation, calling a special meeting of stockholders to authorize the reservation of additional shares to meet the GT Biopharma’s obligations under this Section 5(b), and, in the case of an insufficient number of authorized shares, obtain stockholder approval of an increase in such authorized number of shares, and voting the management shares of GT Biopharma in favor of an increase in the authorized shares of GT Biopharma to ensure that the number of authorized shares is sufficient to meet the Required Reserved Amount.

c. No Conflicts. The execution, delivery and performance of the Settlement Documents by GT Biopharma and the consummation by GT Biopharma of the transactions contemplated hereby and thereby (including, without limitation, the issuance of the Settlement Securities) will not (i) result in a violation of the restated certificate of incorporation of GT Biopharma or its bylaws, (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) in any respect under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which GT Biopharma or any of its Subsidiaries is a party or (iii) result in a violation of any law, rule, regulation, order, judgment or decree applicable to GT Biopharma or any of its Subsidiaries, or by which any property or asset of GT Biopharma or any of its Subsidiaries is bound or affected, except, in the case of clauses (ii) and (iii) above, where such conflict, violation or default would not result, individually or in the aggregate, in a Material Adverse Effect. For purposes of this Agreement, “Material Adverse Effect” means any material adverse effect on the business, properties, assets, liabilities, operations, results of operations or condition (financial or otherwise) of GT Biopharma and its Subsidiaries, taken as a whole, or on the transactions contemplated hereby or on the other Settlement Documents or by the agreements and instruments to be entered into in connection herewith or therewith, or on the authority or ability of GT Biopharma to perform any of its obligations under any of the Settlement Documents.

d. Consents. GT Biopharma is not required to obtain any consent, authorization or order of, or make any filing or registration with, any court, governmental agency or any regulatory or self-regulatory agency or any other Person in order for it to execute, deliver or perform any of its obligations under or contemplated by the Settlement Documents, in each case in accordance with the terms hereof or thereof, other than (i) the filings required pursuant to Section 5(h) of this Agreement, (ii) the notice and/or application(s), if any, required to be delivered pursuant to Section 5(i) of this Agreement, (iii) any filings required to be made under applicable state securities laws and (iii) those already obtained or effected on or prior to the date hereof.  GT Biopharma is not in violation of the listing requirements of the Principal Market and has no knowledge of any facts or circumstances that would reasonably lead to delisting or suspension of the Common Stock on the Principal Market in the foreseeable future. The issuance by GT Biopharma of the Settlement Shares, the Settlement Warrants or Settlement Notes shall not have the effect of delisting or suspending the Common Stock from the Principal Market.

e. FAST Compliance. While any Settlement Shares or Settlement Note are outstanding, GT Biopharma shall maintain a transfer agent that participates in the DTC Fast Automated Securities Transfer Program.

f. (i) Right of Participation. Until the  first date that (i) less than 10% of the aggregate amount of the Settlement Notes are outstanding and (ii) no Event of Default (as defined in the Settlement Notes) nor an event which with the passage of time or the giving of notice could become an Event of Default is pending, upon any proposed financing through the issuance by GT Biopharma or any of its Subsidiaries of Common Stock, Common Stock Equivalents, Indebtedness (as defined in Section 5(o) below) or a combination thereof, other than (i) a rights offering to all holders of Common Stock which does not include extending such rights offering to holders of Settlement Notes or (ii) an Exempt Issuance (each a “Subsequent Financing”), Alto-B shall have the right to participate in up to an amount of the Subsequent Financing equal to 100% of the Subsequent Financing (the “Participation Maximum”), pro rata (i) to each other in proportion to the aggregate principal amount of Settlement Notes issued to them pursuant to this Agreement and (ii) to each other Person holding Permitted Indebtedness (as defined in the Settlement Notes) and having a similar right of participation in such Subsequent Financing, on the conditions and price provided for in the Subsequent Financing, unless the Subsequent Financing is an underwritten public offering, in which case GT Biopharma shall notify Alto-B of such public offering when it is lawful for GT Biopharma to do so, but Alto-B shall be entitled to purchase any particular amount of such public offering without the approval of the lead underwriter of such underwritten public offering.

(ii) At least ten (10) Trading Days (as defined in the Settlement Notes) prior to the closing of the Subsequent Financing, GT Biopharma shall deliver to Alto-B a written notice of its intention to effect a Subsequent Financing (“Pre-Notice”), which Pre-Notice shall Alto-B if it wants to review the details of such financing (such additional notice, a “Subsequent Financing Notice”). Upon the request of Alto-B for a Subsequent Financing Notice, GT Biopharma shall promptly, but no later than one (1) Trading Day after such request, deliver a Subsequent Financing Notice to Alto-B. Alto-B shall be deemed to have acknowledged that the Subsequent Financing Notice may contain material non-public information. The Subsequent Financing Notice shall describe in reasonable detail the proposed terms of such Subsequent Financing, the amount of proceeds intended to be raised thereunder and the Person or Persons through or with whom such Subsequent Financing is proposed to be effected and shall include a term sheet or similar document relating thereto as an attachment.

iii. If Alto-B desires to participate in such Subsequent Financing, it must provide written notice to GT Biopharma by not later than 5:30 p.m. (New York City time) on the tenth (10th) Trading Day after it received the Pre-Notice, that it is willing to participate in the Subsequent Financing, the amount of such participation, and representing and warranting that it has such funds ready, willing, and available for investment on the terms set forth in the Subsequent Financing Notice. If GT Biopharma receives no such notice from Alto-B as of such tenth (10th) Trading Day, Alto-B shall be deemed to have notified GT Biopharma that it does not elect to participate.

iv. If by 5:30 p.m. (New York City time) on the fifteenth (15th) Trading Day after Alto-B received the Pre-Notice, notification by Alto-B of its willingness to participate in the Subsequent Financing (or to cause their designees to participate) is, in the aggregate with similar notifications from all other Persons holding Permitted Indebtedness and having similar rights of participation in the Subsequent Financing, less than the total amount of the Participation Maximum of the Subsequent Financing, then GT Biopharma may affect the remaining portion of such Subsequent Financing on the terms and with the Persons set forth in the Subsequent Financing Notice and Alto-B shall simultaneously affect their portion of such Subsequent Financing as set forth in their notifications to GT Biopharma consistent with the terms set forth in the Subsequent Financing Notice.

v. If by 5:30 p.m. (New York City time) on the fifth (5th) Trading Day after Alto-B received the Pre-Notice, GT Biopharma receives responses to a Subsequent Financing Notice from Alto-B seeking to purchase more than the aggregate amount of the Participation Maximum, Alto-B shall have the right to purchase its Pro Rata Portion (of the Participation Maximum. “Pro Rata Portion” means the ratio of (x) the principal amount of the Settlement Notes issued hereunder to Alto-B participating under this Section 5(f) and (y) the sum of the aggregate principal amount of Permitted Indebtedness held by other Persons who have elected to participate in the Subsequent Financing under rights of participation similar to this Section 5(f).

vi. GT Biopharma must provide Alto-B with a second Subsequent Financing Notice, and Alto-B will again have the right of participation set forth above in this Section 5(f), if the Subsequent Financing subject to the initial Subsequent Financing Notice is not consummated for any reason on the terms set forth in such Subsequent Financing Notice within sixty (60) Trading Days after the date of the initial Subsequent Financing Notice.

vii. GT Biopharma and Alto-B agree that if any Alto-B elects to participate in the Subsequent Financing, the transaction documents related to the Subsequent Financing shall not include any term or provision whereby Alto-B shall be required to agree to any restrictions on trading as to any of the securities issued hereunder (for avoidance of doubt, the securities purchased in the Subsequent Financing shall not be considered securities purchased hereunder) or be required to consent to any amendment to or termination of, or grant any waiver, release or the like under or in connection with, this Agreement, without the prior written consent of Alto-B.

viii. Notwithstanding anything to the contrary in this Section 5(f) and unless otherwise agreed to by Alto-B, GT Biopharma shall either confirm in writing to Alto-B that the transaction with respect to the Subsequent Financing has been abandoned or shall publicly disclose its intention to issue the securities in the Subsequent Financing, in either case in such a manner such that Alto-B will not be in possession of any material, non-public information, by the seventeenth (17th) Trading Day following delivery of the Subsequent Financing Notice. If by such seventeenth (17th) Trading Day, no public disclosure regarding a transaction with respect to the Subsequent Financing has been made, and no notice regarding the abandonment of such transaction has been received by Alto-B such transaction shall be deemed to have been abandoned and Alto-B shall not be deemed to be in possession of any material, non-public information with respect to GT Biopharma or any of its Subsidiaries.

ix. For the purposes of this Section 5(f): (x) “Common Stock Equivalents” means any securities of GT Biopharma or its Subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, right, option, warrant or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock; (y)”Exempt Issuance” means the issuance of (A) shares of Common Stock or options to employees, officers or directors of GT Biopharma pursuant to any stock or option plan duly adopted for such purpose, by a majority of the non-employee members of the Board of Directors or a majority of the members of a committee of non-employee directors established for such purpose, (B) securities exercisable or exchangeable for or convertible into shares of Common Stock issued and outstanding on the date of this Agreement, provided that such securities and any term thereof have not been amended since the date of this Agreement to increase the number of such securities or to decrease the issue price, exercise price, exchange price or conversion price of such securities and which securities and the principal terms thereof are described in the SEC Documents (as defined below), (C) securities issued pursuant to acquisitions or strategic transactions approved by a majority of the disinterested directors of GT Biopharma, provided that any such issuance shall only be to a Person (or to the equity holders of a Person) which is, itself or through its subsidiaries, an operating company or an owner of an asset in a business synergistic with the business of GT Biopharma and shall be intended to provide to GT Biopharma substantial additional benefits in addition to the investment of funds, but shall not include a transaction in which GT Biopharma is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities, (D) as set forth on Schedule 5(f), and (e) securities issued or issuable to Alto-B and its assigns pursuant to the Settlement Documents including without limitation, this Section 5(f), or upon exercise, conversion or exchange of any such securities.

g. Solvency: As of the date hereof, neither GT Biopharma nor any of its Subsidiaries has taken any steps to seek protection pursuant to any bankruptcy law nor does GT Biopharma have knowledge that its creditors or its Subsidiaries’ creditors intend to initiate involuntary bankruptcy proceedings or knowledge of any fact which would reasonably lead a creditor to do so. GT Biopharma, individually, and GT Biopharma and its subsidiaries, on a consolidated basis, are not as of the date hereof, and after giving effect to the transactions contemplated hereby will not be, Insolvent. As used herein, “Insolvent” means, with respect to any Person, (i) the present fair saleable value of such Person’s assets is less than the amount required to pay such Person’s total Indebtedness (as defined in Section 5(o)), (ii) such Person is unable to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured, (iii) such Person intends to incur or believes that it will incur debts that would be beyond its ability to pay as such debts mature or (iv) such Person has unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted.

h. Shell Company Status. GT Biopharma is not, and has never been, an issuer identified in Rule 144(i)(1) of the 1933 Act.

i. SEC Filings.  As of their respective filing dates, GT Biopharma’s filings with the United States Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since January 1, 2019 (the “SEC Documents”), complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents, and none of the SEC Documents, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. GT Biopharma represents that, as of the date hereof, no material event or circumstance has occurred which would be required to be publicly disclosed or announced on a Current Report on Form 8-K, either as of the date hereof or solely with the passage of time by GT Biopharma but which has not been so publicly announced or disclosed.

j. Disclosure of Transactions and Other Material Information.  GT Biopharma shall file a current report on Form 8-K reasonably acceptable to Alto B (the “8K Filing”) on or before 8:30 a.m., New York City time, on the first Business Day after this Agreement has been duly executed and delivered, in the form required by the 1934 Act, relating to the transactions contemplated by this Agreement and attaching a form of this Agreement and the form of Settlement Note (including, without limitation, all schedules and exhibits to such agreements to the extent required by the rules of the SEC) as an exhibit to such filing.  From and after the filing of the 8-K Filing with the SEC, Alto B shall not be in possession of any material, nonpublic information received from GT Biopharma, any of its Subsidiaries or any of their respective officers, directors, employees or agents that is not disclosed in the 8-K Filing. In addition, effective upon the filing of the 8-K Filing, GT Biopharma acknowledges and agrees that any and all confidentiality or similar obligations under any agreement, whether written or oral, between GT Biopharma, any of its Subsidiaries or any of their respective officers, directors, employees or agents, on the one hand, and Alto B or any of its respective affiliates, on the other hand, shall terminate and be of no further force or effect. GT Biopharma shall not, and shall cause each of its Subsidiaries and its and each of their respective officers, directors, employees and agents, not to, provide Alto B with any material, nonpublic information regarding GT Biopharma or any of its Subsidiaries from and after the date hereof without the express prior written consent of Alto B or as otherwise contemplated hereby. . GT Biopharma understands and confirms that Alto B will rely on the foregoing representations in effecting transactions in securities of GT Biopharma.

k. Listing.  GT Biopharma shall, if applicable, take all steps necessary to promptly secure the listing or quotation of all of (i) Settlement Shares and Settlement Conversion Shares without regard to any limitation on the conversion of the Settlement Note and (ii) any capital stock of GT Biopharma issued or issuable with respect to the Settlement Shares and the Settlement Note or the Settlement Conversion Shares, as applicable, as a result of any stock split, stock dividend, recapitalization, exchange or similar event or otherwise (the “Listed Securities”) upon the OTCQB (the “Principal Market”) or any other national securities exchange or automated quotation system, if any, upon which the Common Stock is then listed and shall maintain such listing of all Listed Securities.  GT Biopharma shall pay all fees and expenses in connection with satisfying its obligations under this Section 5(i).

l. No Integration Actions. None of GT Biopharma, any of its affiliates or any Person acting on behalf of GT Biopharma or such affiliate will sell, offer for sale or solicit offers to buy in respect of any security (as defined in the 1933 Act) that would be integrated with the issuance of the Settlement Shares and Settlement Note in a manner that would require the registration under the 1933 Act of the issuance to Alto B or require shareholder approval under the rules and regulations of the Principal Market, and GT Biopharma will take all action that is appropriate or necessary to assure that its offerings of other securities will not be integrated for purposes of the 1933 Act or the rules and regulations of the Principal Market with the issuance of the Settlement Shares and Settlement Note contemplated hereby.

m. Variable Securities. For so long as any Settlement Note remains outstanding, GT Biopharma shall not, in any manner, (i) issue or sell any rights, warrants or options to subscribe for or purchase Common Stock or directly or indirectly convertible into or exchangeable or exercisable for Common Stock at a price which varies with the market price of the Common Stock, including by way of one or more reset(s) to any fixed price, unless the conversion, exchange or exercise price of any such security cannot be less than the then applicable Conversion Price with respect to the Common Stock into which any Settlement Note is convertible (collectively, “Variable Rate Transactions”) or (ii) enter into any agreement, or issue any securities pursuant to any agreement, including, without limitation, an equity line of credit, at-the-market offering or similar agreement, whereby GT Biopharma may issue securities at a future determined price.

n. Preservation of Corporate Existence. The Company shall preserve and maintain its corporate existence, rights, privileges and franchises in the jurisdiction of its incorporation, and qualify and remain qualified, as a foreign entity in each jurisdiction in which such qualification is necessary in view of its business or operations and where the failure to qualify or remain qualified might reasonably have a Material Adverse Effect upon the financial condition, business or operations of GT Biopharma, taken as a whole.

o. Indebtedness. Schedule 5(m) sets forth as of the date hereof all outstanding secured and unsecured Indebtedness of the Company or any Subsidiary, or for which the Company or any Subsidiary has commitments. For purposes of this Agreement: (x) “Indebtedness” of any Person means, without duplication (A) all indebtedness for borrowed money, (B) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (other than trade payables entered into in the ordinary course of business consistent with past practice and deferred compensation payable to officers, directors and employees of GT Biopharma and its Subsidiaries), (C) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (D) all obligations evidenced by notes, bonds, debentures or similar instruments, (E) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (F) all monetary obligations under any leasing or similar arrangement which, in connection with U.S. generally accepted accounting principles, consistently applied for the periods covered thereby, is classified as a capital lease, (G) all indebtedness referred to in clauses (A) through (F) above secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any mortgage, deed of trust, lien, pledge, charge, security interest or other encumbrance of any nature whatsoever in or upon any property or assets (including accounts and contract rights) with respect to any asset or property owned by any Person, even though the Person which owns such assets or property has not assumed or become liable for the payment of such indebtedness, and (H) all Contingent Obligations in respect of indebtedness referred to in clauses (A) through (G) above; and (y) “Contingent Obligation” means, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to any Indebtedness if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto;

p. Indemnification. To the fullest extent permitted by law, GT Biopharma will, and hereby does, indemnify, hold harmless and defend Alto B, the directors, officers, partners, members, employees, agents, representatives of, and each Person, if any, who controls any Investor within the meaning of the 1933 Act or the 1934 Act (each, an “Indemnified Person”), against any losses, Claims, damages, liabilities, judgments, fines, penalties, charges, costs, reasonable attorneys’ fees, amounts paid in settlement or expenses, joint or several (collectively, “Claims”), incurred in investigating, preparing or defending any action, Claim, suit, inquiry, proceeding, investigation or appeal taken from the foregoing by or before any court or governmental, administrative or other regulatory agency, body or the SEC, whether pending or threatened, whether or not an indemnified party is or may be a party thereto (“Indemnified Damages”), to which any of them may become subject insofar as such Claims (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of, relate to, or are based upon: (a) any misrepresentation or breach of any representation or warranty made by GT Biopharma in the Settlement Documents, (b) any breach of any covenant, agreement or obligation of GT Biopharma contained in the Settlement Documents or (c) any cause of action, suit or claim brought or made against such Indemnified Person by a third party (including for these purposes a derivative action brought on behalf of GT Biopharma) and arising out of, resulting from, or ancillary to (I) the status of Alto B as a holder of the Original Securities (II) the execution, delivery, performance or enforcement of the transactions contemplated by the Settlement Documents (III) the status of Alto B as a holder of the Settlement Securities or (IV) the status of Alto B as a party to this Agreement and/or the SPA any cause of action, suit or claim brought or made against such Indemnified Person by a third party and arising out of, resulting from, or ancillary to the transactions contemplated by the Settlement Documents (unless such action is based upon a breach of such Indemnified Person’s representations, warranties or covenants under the Settlement Documents. For the avoidance of doubt, the violations set forth in this Section 5(p) are intended to apply, and shall apply, to direct claims between asserted by or against any Indemnified Person, on the one hand, and GT Biopharma, on the other, as well as any third party claims asserted by or against an Indemnified Person. GT Biopharma shall reimburse the Indemnified Persons, promptly as such expenses are incurred and are due and payable, for any reasonable and invoiced legal fees or other reasonable and invoiced expenses incurred by them in connection with investigating or defending any such Claim.

6. Representations and Covenants of Cataldo and Kessler:

a. Authorization; Enforcement; Validity. Each of Cataldo and Kessler has the legal capacity and right to execute, deliver, enter into and perform his obligations under this Agreement and each of the other Settlement Documents in accordance with the terms hereof and thereof. This Agreement and the other Settlement Documents are duly executed and delivered by each of Cataldo and Kessler, and constitute the legal, valid and binding obligations of each of Cataldo and Kessler, enforceable against Cataldo and Kessler in accordance with their respective terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies.

7. Non Disparagement. Each of Alto B, GT Biopharma, Cataldo, and Kessler, severally and not jointly, agrees that, from and after the execution of this Agreement, each of them shall not make, publish or communicate, or encourage any other Person to make, publish or communicate, any Disparaging (as defined below) remarks, comments, or statements concerning any other Person that is subject to, or a signatory of, this Agreement. As used herein, “Disparaging” remarks, comments or statements are those that impugn the character, honesty, integrity, morality, or business acumen or abilities in connection with any aspect of the operation of business of, or reflect negatively upon, the individual or entity being disparaged. Each of Alto B, GT Biopharma, Cataldo, and Kessler, severally and not jointly, further agrees that, from the execution of this Agreement, they shall not encourage any other Person to consider, threaten, or file any action, Claim, suit, inquiry, or proceeding against any Person that is subject to, or a signatory of, this Agreement. This provision shall in no way limit the ability of any party to enforce the Settlement Documents.

8. Confidentiality. The Parties agree that the negotiations that resulted in this Agreement, are confidential and they will not disclose them to any third party except: (i) to their respective attorneys, accountants and insurers; (ii) as required by, or for use in, any court of competent jurisdiction or regulatory body or agency; (iii) as required by any federal, state or municipal rule, regulation or law; (iv) to any tax preparation professional and to the extent necessary to accurately file city, state and federal taxes; and, (v) with respect to Alto B only, to any limited partner, potential investor or any other Person if, in Alto B’s own judgment, disclosure is necessary to explain, for any business purpose, the background, circumstances, and/or results of the Litigations or the Demand Letter.

9. Entire Agreement; Amendments. This Agreement and any schedules and exhibits hereto constitute the entire agreement among the Parties as to the settlement and supersede any prior agreements among the Parties with respect to the subject matter of this Agreement. No representations, warranties or inducements have been made or relied upon by any Party concerning this Agreement or its exhibits, other than the representations, warranties and covenants expressly set forth in such documents. This Agreement shall not be modified or amended in any way except in writing executed by or on behalf of each Party to be bound thereby or by their respective successors-in-interest.

10. Voluntary and Informed Assent. Each Party to this Agreement represent and agree that the Party has read and fully understood the provisions of this Agreement, that they are fully competent to enter into and sign this Agreement, and that they are executing this Agreement voluntarily, free of any duress or coercion.

11. Construction. The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any Party. This Agreement was prepared jointly by the Parties, and no presumptions or rules of interpretation based upon the identity of the Party preparing or drafting the Agreement, or any part thereof, shall be applicable or invoked.

12. Headings. The section headings contained in each section of this Agreement are intended solely for convenience of reference and shall not limit or expand the express terms of this Agreement or otherwise be used in its construction.

13. Choice of Law. This Agreement shall be considered to have been negotiated, executed and delivered, and to be wholly performed in the State of New York, and the rights and obligations of the Parties to the Agreement shall be construed and enforced in accordance with, and governed by, the internal, substantive laws of the State of New York without giving effect to that State’s choice of law principles.

14. Dispute Resolution. The Parties agree that the exclusive jurisdiction for any legal proceeding arising out of or relating to this Agreement shall be the Supreme Court of the State of New York, New York County, and all Parties hereby waive any challenge to personal jurisdiction or venue in that court.

15. Waiver. The waiver by any Party of any breach of this Agreement by the other shall not be deemed a waiver of that or any other prior or subsequent breach of any provision of this Agreement by any other Party.

16. Severability. If any provision or provisions of this Agreement or the settlement shall be held to contravene or be invalid under any applicable law, such contravention or invalidity shall not invalidate the whole Agreement, but the Agreement shall be construed as not containing the particular provision or provisions held to be illegal, invalid or unenforceable, and the remaining rights and obligations of the Parties shall remain in full force and effect and construed and enforced accordingly so long as this Agreement as so modified continues to express, without material change, the original intentions of the Parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the Parties or the practical realization of the benefits that would otherwise be conferred upon the Parties. The Parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

17. Effect of Cancellation or Termination. If the settlement set forth in this Agreement does not become effective, or is terminated, reversed or vacated by a court of competent jurisdiction for any reason, then, notwithstanding anything herein to the contrary, the settlement set forth in this Agreement shall be null and void and of no further force or effect, and each Party shall be restored to his, her or its respective position as it existed prior to the execution of this Agreement, including for statute of limitations purposes. Neither the existence of this Agreement, the facts of its existence, the terms hereof or any statements or negotiations between the Parties relating hereto shall be admissible in evidence or shall be referred to for any purpose in any subsequent litigation, action or proceeding, except in a proceeding to enforce its terms.

18. Binding Effect. This Agreement binds and inures to the benefit of the Parties and their respective past and present agents, employees, attorneys, representatives, officers, directors, shareholders, successors, assigns, transferees, insurers and sureties, and all of their subsidiaries, parents, predecessors, successors and controlled or affiliated companies.

19. Notices. Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement or any other Settlement Documents must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon delivery, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party), (iii) upon delivery, when sent by electronic mail (provided that the sending party does not receive an automated rejection notice); or (iv) one Business Day after deposit with an overnight courier service, in each case properly addressed to the party to receive the same. The addresses, facsimile numbers and e-mail addresses for such communications shall be:

If to GT Biopharma:

GT Biopharma, Inc.
9350 Wilshire Blvd, Suite 203
Beverly Hills, CA 90212
Email:  ajc@gtbiopharma.com

With a copy to (for informational purposes only):

Perrie Weiner
Baker McKenzie
1901 Avenue of the Stars Suite 950
Telephone: (310) 201-4709
Facsimile: (310) 201-4721
E-mail: perrie.weiner@bakermckenzie.com

If to Cataldo:

c/o GT Biopharma, Inc.
9350 Wilshire Blvd, Suite 203
Beverly Hills, CA 90212
Email:  ajc@gtbiopharma.com

With a copy to (for informational purposes only):

Perrie Weiner
Baker McKenzie
1901 Avenue of the Stars Suite 950
Telephone: (310) 201-4709
Facsimile: (310) 201-4721
E-mail: perrie.weiner@bakermckenzie.com

If to Kessler:

Amy Wang
Bristol Capital Advisors, LLC
662 N. Sepulveda Blvd., Suite 300
Los Angeles, California 90049
Main Line: (310) 331-8480
Direct Line: (310) 331-8485
Facsimile: (310) 331-8490
E-mail: amy@bristolcompanies.net

With a copy to (for informational purposes only):

Perrie Weiner
Baker McKenzie
1901 Avenue of the Stars Suite 950
Telephone: (310) 201-4709
Facsimile: (310) 201-4721
E-mail: perrie.weiner@bakermckenzie.com

If to Alto B:

c/o Ayrton Capital LLC
55 Post Rd West, 2nd Floor
Westport, CT 06880
Attention: Waqas Khatri
Telephone: (646) 793-9056
Email: wk@ayrtonllc.com and mfreidin@ayrtonllc.com

With a copy (for informational purposes only) to:

Douglas Hirsch
Sadis & Goldberg LLP
551 Fifth Avenue, 21st Floor
New York, New York 10176
Telephone: (212) 947-3793
Facsimile: (212) 947-3796
E-mail: dhirsch@sglawyers.com

20. Most Favored Nation: The Company hereby represents and warrants as of the date hereof and covenants and agrees that none of the terms offered to any Person with respect to any amendment, modification, waiver or exchange of any warrant to purchase Common Stock (or other similar instrument), including, without limitation with respect to any consent, release, amendment, settlement, or waiver relating thereto (each an “Settlement Document”), is or will be more favorable to such Person (other than any reimbursement of legal fees) than those of the Holder and this Agreement. If, and whenever on or after the date hereof, the Company enters into a Settlement Document, then (i) the Company shall provide notice thereof to the Holder immediately following the occurrence thereof and (ii) the terms and conditions of this Agreement shall be, without any further action by the Holder or the Company, automatically amended and modified in an economically and legally equivalent manner such that the Holder shall receive the benefit of the more favorable terms and/or conditions (as the case may be) set forth in such Settlement Document, provided that upon written notice to the Company at any time the Holder may elect not to accept the benefit of any such amended or modified term or condition, in which event the term or condition contained in this Agreement shall apply to the Holder as it was in effect immediately prior to such amendment or modification as if such amendment or modification never occurred with respect to the Holder. The provisions of this Section 21 shall apply similarly and equally to each Settlement Document.

21. Independent Nature of Holder’s Obligations and Rights. The obligations of the Holder under this Agreement are several and not joint with the obligations of any other holder of securities of the Company (each, an “Other Holder”), and the Holder shall not be responsible in any way for the performance of the obligations of any Other Holder under any other agreement by and between the Company and any Other Holder (each, an “Other Agreement”). Nothing contained herein or in any Other Agreement, and no action taken by the Holder pursuant hereto, shall be deemed to constitute the Holder and Other Holders as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Holder and Other Holders are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by this Agreement or any Other Agreement and the Company acknowledges that, to the best of its knowledge, the Holder and the Other Holders are not acting in concert or as a group with respect to such obligations or the transactions contemplated by this Agreement or any Other Agreement. The Company and the Holder confirm that the Holder has independently participated in the negotiation of the transactions contemplated hereby with the advice of its own counsel and advisors. The Holder shall be entitled to independently protect and enforce its rights, including, without limitation, the rights arising out of this Agreement, and it shall not be necessary for any Other Holder to be joined as an additional party in any proceeding for such purpose.

22. Specific Performance. Each Party hereto acknowledges and agrees, on behalf of itself, herself or himself and its, her or his affiliates, that irreparable harm would occur in the event any of the provisions of this Agreement or any of the other Settlement Documents were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties will be entitled to specific relief hereunder, including, without limitation, an injunction or injunctions to prevent and enjoin breaches of the provisions of this Agreement and/or the other Settlement Documents and to enforce specifically the terms and provisions hereof and thereof, in addition to any other remedy to which they may be entitled at law or in equity.

23. Counterpart Signature Pages: This Agreement may be executed in any number of counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned, all counterparts when taken together shall constitute the entire Agreement.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by themselves or their duly authorized representatives on the respective dates set forth below.

Dated: December 22, 2020 GT BIOPHARMA, INC. /s/ Anthony Cataldo Name: Anthony Cataldo Title: Chief Executive Officer	Dated: December 22, 2020 ALTO OPPORTUNITY MASTER FUND, SPC – SEGREGATED MASTER PORTFOLIO B By: /s/ Waqas Khatri Name: Waqas Khatri Title: Director
Dated: December 22, 2020 /s/ Anthony Cataldo Anthony Cataldo	Dated: December 22, 2020 /s/ Paul Kessler Paul Kessler

EXHIBIT A
FORM OF SETTLEMENT NOTE

SCHEDULE 1

Amount of Settlement Payment	Wire Instructions for Delivery of Settlement Payment	Number of Settlement Shares	DWAC Instructions for Delivery of Settlement Shares	PrincipalAmount of Settlement Note	Address for Delivery of Settlement Note
$180,000	Wire instructions previously provided to GT Biopharma	960,000	DWAC instructions previously provided to GT Biopharma	$500,000	Ayrton Capital LLC, 55 Post Rd West, 2nd Floor, Westport, CT 06880

SCHEDULE 5(m)

Existing Indebtedness

1.
Indebtedness incurred with respect to the $25,647,227 aggregate principal amount of convertible notes and 10% senior convertible debentures outstanding on the date hereof (including additional Indebtedness constituting default amounts and accrued interest with respect to such convertible note and debentures).

2.
Indebtedness incurred with respect to the lease agreement, dated October 1, 2018, between the Company and Sheffield Properties of Illinois, Inc. relating to the Company’s principal officers in Westlake Village, California.

3.
Indebtedness incurred with respect to the financing agreement, dated November 8, 2010, with Gemini Pharmaceuticals, Inc. relating to a purchase order line of credit facility.